EXHIBIT 99.1

FOR IMMEDIATE RELEASE                                INVESTOR RELATIONS CONTACT:
                                                     Hayden Communications, Inc.
                                                     Matthew Hayden
                                                     Tel: 858-704-5065
                                                     matt@haydenir.com
                                                     www.haydenir.com

       TAG-IT PACIFIC, INC. REPORTS SECOND QUARTER 2005 FINANCIAL RESULTS

                      Revenue Increases 24% for the Quarter
     TrimNet Revenues Increase $3.8 Million, Talon Revenues up $1.2 Million,
                           vs. Second Quarter of 2004
                  Significant Reserves Recorded for the Quarter
    Company Announces Restructuring Initiative; Reduction of $5 to $6 Million
                             in Annualized Expenses

LOS ANGELES, CA, AUGUST 15, 2005 --TAG-IT PACIFIC, INC. (AMEX: TAG), a full service outsourced trim management department for manufacturers of fashion apparel, today announced financial results for the Company's second quarter and six-month period ended June 30, 2005. The Company also announced a strategic restructuring initiative, including a reduction in its workforce and the elimination of less profitable, inventory-intensive functions of the business, which is expected to reduce its current operating costs by approximately 25 percent to 30 percent, or $5 to $6 million, on an annualized basis.

For the quarter, the Company reported revenue of $18.5 million, a 23.8 percent increase compared to the $14.9 million reported for the second quarter of last year and up 41.5 percent sequentially from the $13.1 million reported for the Company's first fiscal quarter. Cost of goods sold were $16.5 million, up 49.6 percent compared to the $11.0 million reported for the same quarter last year. Gross profit was $2.0 million, or 10.7 percent of sales, compared to gross profit of $3.9 million, or 26.1 percent of sales, for the second quarter last year. The decrease in gross profit as a percentage of net sales was due to an increase in the Company's inventory obsolescence reserve of $1.55 million, and additional charges associated with unabsorbed overhead costs incurred in the Company's TALON manufacturing facility in North Carolina.

Total operating expenses were $11.7 million, inclusive of an increase of $6.4 million in the reserve for doubtful accounts recorded in the second quarter, the hiring of additional employees for the expansion of the Company's Asian operation and additional legal costs related to Tag-It's litigation with Pro-Fit Holdings Limited. This compares to the $3.5 million reported for the second quarter of last year. The operating expenses were also impacted by the planned expansion of the Company's Talon division, which included costs associated with the manufacturing facility in Kings Mountain, North Carolina and an increase in sales people in the United States and Asia to support projected growth in this segment. Inclusive of these expenses, the Company's loss from operations for the quarter was $9.7 million compared to income from operations of $398,563 for the second quarter one year ago. Net loss applicable to shareholders was $11.3 million, or $0.62 per basic and fully diluted share, compared to net income of $170,319, or $0.01 per basic and fully diluted share for the second quarter last year. Shares used in the calculation of diluted (loss) earnings per share were
18.2 million for the second quarter of 2005 and 18.8 million for the second quarter of 2004.

The charges related to the inventory obsolescence reserve and the reserve for doubtful accounts, as well as additional reserves of $1.5 million to primarily reflect an increase in the Company's legal accruals, charges related to the Company's Pro-Fit litigation and a reduction in certain other assets, totaled $9.5 million. The reduction in the Company's net deferred tax asset increased the provision for income taxes by $1.0 million. Exclusive of these charges, the Company would have reported a net loss of approximately $806,000 or $0.04 per basic and fully diluted share after incurring legal costs associated with the Pro-fit litigation of approximately $700,000. A reconciliation of these non-GAAP financial results to the GAAP results is provided in this release.

"The charges recorded as an increase in our reserve for doubtful accounts reflect management's best estimates of our current ability to collect, the nature of these accounts based on current market conditions, and our evaluation of these accounts in light of our decision to shift our business to new geographic regions as provided in our restructuring plan," commented Colin Dyne, Tag-It's Chief Executive Officer. "Based
on the industry's ongoing shift to Asia-based manufacturing, and the economic conditions in this industry throughout Mexico and Central America, we have decided to significantly reduce the functions performed at our Mexico facilities, convert our Guatemala facility from a manufacturing site to a distributor, and close our North Carolina manufacturing facility. Upon completion of this restructuring, we will operate with fewer employees and significantly reduce associated operating and manufacturing expenses, and will focus on business with little or no inventory requirements. As a result of the restructuring, we expect to record a non-cash restructuring charge during the third quarter of 2005 of between $4 and $5 million. We expect that the restructuring, which should be completed by December 2005, will provide a more streamlined, cost efficient organization that will match the cost of our growth initiatives with our growth opportunities by providing higher margins and lowering inventory and manufacturing carry costs, reducing our current fixed operating costs by approximately 25 percent to 30 percent, or $5 to $6 million, on an annualized basis. The net result of this initiative will be that Tag-It will break even on approximately $47 to $50 million in revenues annually, allowing us to profitably grow our Talon and TrimNet business segments."

For the six-month period, the Company reported revenue of $31.5 million, a 25.7 percent increase compared to the $25.1 million reported for the first six months of fiscal 2004. Cost of goods sold were $26.3 million, up 44.5 percent compared to the $18.2 million reported for the same period last year, inclusive of the charges. Gross profit for the six months was $5.2 million, or 16.6 percent of sales, compared to $6.9 million, or 27.4 percent of sales, for the first six months of last year. Total operating expenses were $16.1 million, inclusive of the charges described above and the legal expenses and costs related to the Talon expansion, a 126.5 percent increase compared to the $7.1 million reported for the first six months of last year. Loss from operations for the six months was $10.9 million compared to a loss from operations of $239,000 for the same period last year. Net loss applicable to shareholders was $12.9 million, or $0.71 per basic and fully diluted share, compared to a net loss of $412,000, or $0.02 per basic and fully diluted share for the first six months of last year. Shares used in the calculation of earnings per share were 18.2 million for the first six months of 2005 and 16.5 million for the same period last year.

Mr. Dyne continued, "We believe, based on a careful evaluation of our remaining accounts receivable and inventories, as well as our restructuring initiative, that Tag-It should emerge a stronger company with an infrastructure to support profitable future growth and better gross margins. Excluding the additional reserves, the second quarter was positive for the Company, with significant sales growth and meaningful positive steps in our TrimNet and Talon divisions. We are beginning a major retail launch with Beyonce Knowles' line of clothing and merchandise where Tag-It will be the exclusive licensed provider of trim to all manufacturers, representing a unique and exciting business opportunity and has gained additional retailer and brand approvals on our Talon zipper brand. We have made significant progress in building the foundation for Talon which will support future growth and expansion and anticipate not only increasing revenues through our current distribution network (previously discussed as franchisees), but also signing additional distributors before year end. The transition from Western Hemisphere to Asia has been challenging for the industry, and we are no exception. Our Hong Kong and Asia operations continue to show strong double digit growth and we are looking for this region to contribute significantly in the next year. Going forward, we will have a diversified customer base, a streamlined infrastructure with lower fixed expenses, and platforms for focused growth which should enable us to deliver enhanced shareholder value."

The Company completed the quarter with $3.0 million in cash and cash equivalents and $16.0 million in working capital, compared to $5.5 million and $29.3 million as of December 31, 2004.

TELECONFERENCE INFORMATION

Management will host a conference call at 4:30 p.m. EST, today, Monday, August 22, 2005, to discuss 2005 second quarter results. To participate in the conference call, please dial 877-297-4509 five to ten minutes prior to the scheduled conference call time. International callers should dial 973-935-2404. There is no pass code required for this call. If you are unable to listen to the live teleconference at its scheduled time, there will be a replay available through August 29, 2005, and can be accessed by dialing 877-519-4471 (U.S.), 973-341-3080 (Int'l), passcode 6349952. The call is being webcast by ViaVid Broadcasting and can be accessed at Tag-It's website at http://www.tag-it.com. The webcast may also be accessed at


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


ViaVid's website at http://www.viavid.net. The webcast can be accessed through September 22, 2005 on either site. To access the webcast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player please visit:
www.microsoft.com/windows/windowsmedia/en/download/default.asp.

ABOUT TAG-IT PACIFIC, INC.

Tag-It specializes in the distribution of a full range of trim items to manufacturers of fashion apparel, specialty retailers and mass merchandiser.
Tag-It acts as a full service outsourced trim management department for manufacturers of fashion apparel such as Kellwood and Azteca Production International. Tag-it also serves as a specified supplier of trim items to specific brands, brand licensees and retailers, including Levi Strauss & Co., Motherworks, Express, The Limited, Miller's Outpost and Lerner, among others. In addition, Tag-It distributes zippers under its TALON brand name to manufacturers for apparel brands and retailers such as Levi Strauss & Co., Wal-Mart and JC Penny, among others. In 2002, Tag-It created a new division under the TEKFIT brand name. This division develops and sells apparel components that utilize the patented Pro-Fit technology, including a stretch waistband.

FORWARD LOOKING STATEMENTS:

With the exception of the historical information, this press release contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act. Forward-looking statements are inherently unreliable and actual results may differ materially. Examples of forward-looking statements in this press release include projected revenue growth, operating income and gross margins, revenue composition, the effects of the company's restructuring, including estimated restructuring changes in the 2005 third quarter. Factors which could cause actual results to differ materially from these forward-looking statements include an unfavorable outcome in our litigation with Pro-Fit Holdings relating to our stretch waistbands, the unanticipated loss of one or more major customers, economic conditions, the availability and cost of financing, the risk of a softening of customer acceptance of the Company's products, risks of introduction by competitors of trim management systems with similar or better functionality than our Managed Trim Solution, default by our Talon franchisees in their obligations to us, pricing pressures and other competitive factors, potential fluctuations in quarterly operating results, our management of the restructuring plan and the risks of expansion into new business areas. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission including the Company's most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RECONCILIATION OF NON-U.S. GAAP MEASURES TO U.S. GAAP
Tag-It Pacific, Inc. has prepared adjusted net (loss) data for the 2005 periods to supplement the reporting of its results determined under applicable generally accepted accounting principles (GAAP). As used in this press release, adjusted net (loss) is a non-GAAP financial measure that reflects net (loss) excluding charges relating to increases in allowance for doubtful accounts, reserves for inventory obsolescence, the valuation allowance for our net deferred tax asset, and reserves for other miscellaneous assets. The adjusted amounts are not meant as a substitute for GAAP, but are included solely for informational purposes.

The following table illustrates the adjustments to net (loss) to calculate adjusted net (loss), as described above, for the applicable periods and reconciles the non-GAAP financial data to net loss determined in accordance with
GAAP:


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


                              TAG-IT PACIFIC, INC.
                 CALCULATION OF ADJUSTED NET (LOSS) (NON-GAAP)
                                  (Unaudited)

                                                      THREE MONTHS     SIX  MONTHS
                                                          ENDED           ENDED
                                                         JUNE 30,        JUNE 30,
                                                          2005            2005
                                                      ------------    ------------
Net (loss) ........................................   $(11,260,186)   $(12,908,629)
Add back charges for:
     Allowance for doubtful accounts ..............      6,381,000       6,381,000
     Reserve for inventory obsolescence ...........      1,550,000       1,550,000
     Valuation allowance for net deferred tax asset      1,000,000       1,000,000
     Miscellaneous reserves(1) ....................      1,523,000       1,523,000
                                                      ------------    ------------
ADJUSTED NET (LOSS) ...............................   $   (806,186)   $ (2,454,629)
                                                      ============    ============

----------
(1) Reflects an increase in the company's legal accruals, charges relating to the Pro-Fit litigation and a reduction in certain assets.


                                 TABLES ATTACHED


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


                              TAG-IT PACIFIC, INC.
                           CONSOLIDATED BALANCE SHEETS

                                   (Unaudited)

                                                     June 30,      December 31,
                                                       2005           2004
                                                   ------------    ------------
                     Assets
 Current Assets:
    Cash and cash equivalents ..................   $  2,962,082    $  5,460,662
    Trade accounts receivable, net .............     13,352,574      17,890,044
    Trade accounts receivable, related party ...      3,375,000       4,500,000
    Inventories, net ...........................     11,948,779       9,305,819
    Prepaid expenses and other current assets ..      2,064,950       2,326,245
    Deferred income taxes ......................           --         1,000,000
                                                   ------------    ------------
      Total current assets .....................     33,703,385      40,482,770

 Property, plant & equipment, net of accumulated
    depreciation and amortization ..............      9,988,844       9,380,026
 Tradename .....................................      4,110,751       4,110,750
 Goodwill ......................................        450,000         450,000
 License rights ................................        198,625         259,875
 Due from related parties ......................        578,406         556,550
 Other assets ..................................      1,012,947       1,207,885
                                                   ------------    ------------
 Total assets ..................................   $ 50,042,958    $ 56,447,856
                                                   ============    ============

Liabilities and Stockholders' Equity
   Current Liabilities:

    Line of credit .............................   $  1,001,309    $    614,506
    Accounts payable and accrued expenses ......     14,780,039       7,460,916
    Demand notes payable to related parties ....        664,971         664,971
    Current portion of capital lease obligations        844,231         859,799
    Current portion of notes payable ...........        180,809         174,975
    Note payable ...............................        200,000       1,400,000
                                                   ------------    ------------
      Total current liabilities ................     17,671,359      11,175,167

 Capital lease obligations, less current portion      1,049,982       1,220,969
 Notes payable, less current portion ...........      1,355,969       1,447,855
 Secured convertible promissory notes ..........     12,424,491      12,408,623
                                                   ------------    ------------
      Total liabilities ........................     32,501,801      26,252,614
                                                   ------------    ------------

 Guarantees and Contingencies (Note 4)

 Stockholders' equity:
    Preferred stock, Series A $0.001 par value;
      250,000 shares authorized,
      no shares issued or outstanding ..........           --              --
    Common stock, $0.001 par value, 30,000,000
      shares authorized; 18,241,045 shares
      issued and outstanding at June 30, 2005;
      18,171,301 at December 31, 2004 ..........         18,243          18,173
    Additional paid-in capital .................     51,327,873      51,073,402
    Accumulated deficit ........................    (33,804,959)    (20,896,333)
                                                   ------------    ------------
 Total stockholders' equity ....................     17,541,157      30,195,242
                                                   ------------    ------------
 Total liabilities and stockholders' equity ....   $ 50,042,958    $ 56,447,856
                                                   ============    ============


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


                              TAG-IT PACIFIC, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                                        Three Months Ended June 30,     Six Months Ended June 30,
                                                        ----------------------------   ----------------------------
                                                            2005           2004            2005            2004
                                                        ------------    ------------   ------------    ------------
Net sales ...........................................   $ 18,473,236    $ 14,923,121   $ 31,528,513    $ 25,083,419
Cost of goods sold ..................................     16,500,664      11,030,867     26,304,118      18,199,115
                                                        ------------    ------------   ------------    ------------
   Gross profit .....................................      1,972,572       3,892,254      5,224,395       6,884,304

Selling expenses ....................................        655,295         702,482      1,397,629       1,474,598
General and administrative expenses .................     11,008,446       2,791,209     14,735,706       5,648,349
                                                        ------------    ------------   ------------    ------------
   Total operating expenses .........................     11,663,741       3,493,691     16,133,335       7,122,947

(Loss) income from operations .......................     (9,691,169)        398,563    (10,908,940)       (238,643)
Interest expense, net ...............................        268,021         144,355        536,676         331,074
                                                        ------------    ------------   ------------    ------------
(Loss) income before income taxes ...................     (9,959,190)        254,208    (11,445,616)       (569,717)
Provision (benefit) for income taxes ................      1,300,996          83,889      1,463,013        (188,007)
                                                        ------------    ------------   ------------    ------------
   Net (loss) income ................................   $(11,260,186)   $    170,319   $(12,908,629)   $   (381,710)
                                                        ============    ============   ============    ============
Less:  Preferred stock dividends ....................           --              --             --            30,505
                                                        ------------    ------------   ------------    ------------
Net (loss) income to common shareholders ............   $(11,260,186)   $    170,319   $(12,908,629)   $   (412,215)
                                                        ============    ============   ============    ============

Basic (loss) earnings per share .....................   $      (0.62)   $       0.01   $      (0.71)   $      (0.02)
                                                        ============    ============   ============    ============
Diluted (loss) earnings per share ...................   $      (0.62)   $       0.01   $      (0.71)   $      (0.02)
                                                        ============    ============   ============    ============

Weighted average number of common shares outstanding:
   Basic ............................................     18,241,045      18,061,778     18,210,406      16,491,684
                                                        ============    ============   ============    ============
   Diluted ..........................................     18,241,045      18,779,239     18,210,406      16,491,684
                                                        ============    ============   ============    ============


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